Exhibit 99.1

Mistras Group Announces Second Quarter 2020 Results

Cash from operations of $28.8 million up 122% and Free cash flow of $25.5 million, up 284%, from the year ago quarter

Debt repayment of $18.8 million, a quarterly record, with Total debt of $239.4 million

Gross Profit Margin expands to 33.1%, highest quarterly level in over five years

Selling, General & Administrative Expense down 10.3% from the year ago quarter

PRINCETON JUNCTION, N.J., August 5, 2020 (GLOBE NEWSWIRE) — Mistras Group, Inc. (MG: NYSE), a leading “one source” global provider of technology-enabled asset protection solutions, reported financial results for its second quarter ended June 30, 2020.

Highlights of the Second Quarter 2020*
•Revenue of $124.4 million, a decrease of 38% as anticipated
•Cash from operations of $28.8 million, an increase of 122%
•Free cash flow of $25.5 million, an increase of 284%
•Capital expenditures of $3.3 million, a decrease of 48%
•Debt repayment of $18.8 million; net debt** of $216.8 million and cash on-hand of $22.6 million
•Gross profit margin of 33.1%, up from 29.9%; an improvement of 320 bps
•Selling, general and administrative expenses of $37.6 million, down 10.3%

Highlights of the First Half 2020*
•Cash from operations of $34.9 million, an increase of 65%
•Free cash flow of $27.2 million, an increase of 199%
•Capital expenditures of $7.6 million, a decrease of 36%
•Debt repayment $15.1 million
•Gross profit margin of approximately 29%, equal to that of last year
•Selling, general and administrative expenses reduction of $4.5 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
** Net debt equals Gross Debt less Cash and Cash Equivalents

The Company’s net loss was $2.7 million in the second quarter of 2020, compared with net income of $7.4 million the prior year period. The Company generated adjusted EBITDA of $11.5 million in the second quarter of 2020, compared with $24.0 million in the prior year period. The Company generated $28.8 million of cashflow from operations and $25.5 million of free cashflow flow in the second quarter of 2020, compared with $12.9 million of cashflow from operations and $6.7 million of free cash flow in the prior year period.

Chief Executive Officer Dennis Bertolotti stated, “Results for the second quarter demonstrate the value of our asset light business model and its ability to generate strong cash flow. Cash from operations more than doubled from a year ago, which enabled us to have a record setting quarter of debt reduction as we aggressively deleverage our balance sheet. As we anticipated, second quarter revenues were down from a year ago in what we still believe is likely to be this years’ trough quarter, primarily due to the slowdown in inspection activity resulting from our clients’ prioritization of safety precautions precipitated by the rapid onset of COVID-19, as well as more cautionary customer budgeting. Although revenues were down, our gross profit margins were at the highest quarterly level in over five years, as numerous cost measures implemented to address current market conditions significantly improved efficiency and productivity. The reduction in selling, general and administrative expenses accelerated sequentially from the first quarter, as the cost control actions undertaken late in the first quarter were fully realized in the second quarter.

“Year-to-date, we have worked hard to maintain our gross profit margin at the same 29% level as in the first half of 2019, despite the significant decrease in revenues. Robust operating cashflow remains paramount for Mistras at $34.9 million for the first six months of 2020, representing one of the key strengths of our business model. Free cashflow in the second quarter alone was $25.5 million, enabling us to pay off $18.8 million of bank debt during the second quarter. Hence, Mistras continues to maintain the liquidity it needs to fund operations through the current market down cycle. We remain optimistic about our plan to generate expanding adjusted EBITDA sequentially in the second half of 2020 over the first half, and maintain positive operating cashflow in the second half of 2020, enabling us to continue to further decrease our total outstanding debt by year end.”

“Stabilization in the crude oil markets and the continuing relaxation of certain stay-in-place mandates are allowing some of our energy industry customers to start projects in the third quarter that were delayed earlier in the year. While it is still extremely difficult to forecast with any degree of certainty, we still believe our markets will progressively improve in the third and fourth quarter. We built momentum at the end of the second quarter which has continued into the third quarter of 2020. As such, we expect a high-teen up to 20% sequential improvement in revenues during the third quarter over the second quarter of 2020. Our plan is to exit fiscal 2020 on a growth trajectory heading into next year.”

“It has been proven many times, that necessity is the driver for dramatic improvements and innovation. We believe the current pandemic is one of those periods wherein industrial companies look at new and innovative ways of performing their work. Mistras believes its customers will be looking for partners with a more sophisticated approach to assist them in condensing their supplier lists and searching for better business intelligence. This is our strategy, knowing that we can apply these tenets not only into our existing customer base, but also new customers or market segments we target in the future.”

Performance by key segments during the quarter was as follows:

Services segment second quarter revenues were $100.7 million, down 37.5% from the year ago quarter, consistent with the slowdown in energy markets and timing of projects due to COVID-19. For the second quarter, gross profit margins were 33.7%, up from the year-ago quarter of 29.3%, an increase of approximately 440 basis points, due to a favorable mix, coupled with ongoing cost saving initiatives and Canadian wage subsidies.

International segment second quarter revenues were $21.3 million, down 42.5% from the year ago quarter, consistent with the anticipated slowdown in European aerospace, continued runoff of the European staff leasing business, timing of projects due to COVID-19 and unfavorable FX translation. International segment second quarter gross profit margin was 25.3%, down from 29.8% in the year ago quarter, due to lower utilization.

The Company’s net debt (total debt less cash and cash equivalents) was $216.8 million at June 30, 2020, compared to $239.7 million at December 31, 2019. Gross debt decreased by $15.3 million during the first six months of 2020, from $254.7 million at the end of the year to $239.4 million at June 30, 2020.

The Company generated $34.9 million of cash flows from operations in the first half of 2020, compared with $21.1 million in the year ago period. Free cash flow was $27.2 million in the first half of 2020, compared with $9.1 million in year ago period. Free cash flow benefitted from a reduction in cash paid for capital expenditures, interest expense and income taxes. Cash on-hand was $22.6 million at June 30, 2020, an increase of $7.6 million from December 31, 2019.

The Company’s net loss was $101.2 million in the first half of 2020, compared with net income of $2.1 million the prior year period, due primarily to the after-tax $92.1 million non-cash impairment charges recorded during the first quarter of 2020. The Company generated adjusted EBITDA of $16.9 million in the first six months of 2020, compared with $36.7 million in the prior year period.

Outlook for the Second Half of 2020
The ongoing COVID-19 pandemic continues to impact the Company’s two largest markets, Oil & Gas and Aerospace. Nevertheless, the Company anticipates a high-teen up to 20% sequential improvement in revenues for the third quarter of 2020 compared to the second quarter, but down from the year ago quarter. While it is extremely difficult to forecast with any degree of certainty at this time, the Company believes that consolidated revenue in the second half of 2020 will be higher than the first half of 2020, with a progressive improvement in adjusted EBITDA and continuing positive free cash flow in the second half of 2020. This outlook is contingent on continuing macroeconomic stability, including the recent recovery in the crude oil markets and the ongoing relaxation of certain stay-in-place mandates.

Conference Call
In connection with this release, MISTRAS will hold a conference call on August 6, 2020 at 9:30 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 3195165 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit
https://www.mistrasgroup.com/ or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2019 Annual Report on Form 10-K dated March 27, 2020, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalent.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$22,588	$15,016
Accounts receivable, net	103,698	135,997
Inventories	14,267	13,413
Prepaid expenses and other current assets	13,045	14,729
Total current assets	153,598	179,155
Property, plant and equipment, net	93,238	98,607
Intangible assets, net	70,848	109,537
Goodwill	199,277	282,410
Deferred income taxes	1,781	1,786
Other assets	48,936	48,383
Total assets	$567,678	$719,878
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$8,239	$15,033
Accrued expenses and other current liabilities	77,308	81,389
Current portion of long-term debt	8,735	6,593
Current portion of capital lease obligations	3,642	4,131
Income taxes payable	2,569	2,094
Total current liabilities	100,493	109,240
Long-term debt, net of current portion	230,661	248,120
Obligations under capital leases, net of current portion	11,964	13,043
Deferred income taxes	6,574	21,290
Other long-term liabilities	41,523	42,163
Total liabilities	391,215	433,856
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,110,362 and 28,945,472 shares issued	291	289
Additional paid-in capital	231,724	229,205
Retained earnings (deficit)	(23,552)	77,613
Accumulated other comprehensive loss	(32,172)	(21,285)
Total Mistras Group, Inc. stockholders’ equity	176,291	285,822
Noncontrolling interests	172	200
Total equity	176,463	286,022
Total liabilities and equity	$567,678	$719,878

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenue	$124,435	$200,616	$283,900	$377,403
Cost of revenue	77,954	135,063	191,278	257,480
Depreciation	5,323	5,482	10,820	10,978
Gross profit	41,158	60,071	81,802	108,945
Selling, general and administrative expenses	37,607	41,923	79,165	83,686
Bad debt provision (benefit) for troubled customers, net of recoveries	—	(2,693)	—	2,798
Impairment charges	—	—	106,062	—
Pension withdrawal expense	—	—	—	534
Research and engineering	708	754	1,532	1,611
Depreciation and amortization	3,207	4,119	7,177	8,291
Acquisition-related expense (benefit), net	19	549	(523)	1,002
Income (loss) from operations	(383)	15,419	(111,611)	11,023
Interest expense	2,976	3,579	5,765	7,106
Income (loss) before provision (benefit) for income taxes	(3,359)	11,840	(117,376)	3,917
Provision (benefit) for income taxes	(694)	4,397	(16,189)	1,760
Net income (loss)	(2,665)	7,443	(101,187)	2,157
Less: Net income (loss) attributable to non-controlling interests, net of taxes	(9)	12	(22)	19
Net income (loss) attributable to Mistras Group, Inc.	$(2,656)	$7,431	$(101,165)	$2,138

Earnings (loss) per common share:
Basic	$(0.09)	$0.26	$(3.49)	$0.07
Diluted	$(0.09)	$0.26	$(3.49)	$0.07
Weighted-average common shares outstanding:
Basic	29,085	28,657	29,024	28,616
Diluted	29,085	28,862	29,024	28,918

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
Services	$100,677	$161,210	$229,550	$301,507
International	21,343	37,090	50,410	72,252
Products and Systems	4,002	4,269	6,814	7,701
Corporate and eliminations	(1,587)	(1,953)	(2,874)	(4,057)
	$124,435	$200,616	$283,900	$377,403

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Gross profit
Services	$33,940	$47,208	$66,177	$84,573
International	5,392	11,058	13,415	21,418
Products and Systems	1,838	1,825	2,206	3,064
Corporate and eliminations	(12)	(20)	4	(110)
	$41,158	$60,071	$81,802	$108,945

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Services:
Income (loss) from operations (GAAP)	$10,837	$20,905	$(70,657)	$24,958
Bad debt provision (benefit) for troubled customers, net of recoveries	—	(1,977)	—	2,778
Impairment charges	—	—	86,200	—
Pension withdrawal expense	—	—	—	534
Reorganization and other costs	45	77	67	77
Acquisition-related expense (benefit), net	19	397	(522)	702
Income before special items (non-GAAP)	$10,901	$19,402	$15,088	$29,049
International:
Income (loss) from operations (GAAP)	$(1,937)	$2,450	$(22,356)	$2,234
Bad debt provision (benefit) for troubled customers, net of recoveries	—	(716)	—	20
Impairment charges	—	—	19,862	—
Reorganization and other costs	366	107	292	265
Income (loss) before special items (non-GAAP)	$(1,571)	$1,841	$(2,202)	$2,519
Products and Systems:
Loss from operations (GAAP)	$(96)	$(405)	$(1,776)	$(1,733)
Loss before special items (non-GAAP)	$(96)	$(405)	$(1,776)	$(1,733)
Corporate and Eliminations:
Loss from operations (GAAP)	$(9,187)	$(7,531)	$(16,822)	$(14,436)
Loss on debt modification	645	—	645	—
Reorganization and other costs	86	—	123	60
Acquisition-related expense, net	—	152	—	300
Loss before special items (non-GAAP)	$(8,456)	$(7,379)	$(16,054)	$(14,076)
Total Company:
Income (loss) from operations (GAAP)	$(383)	$15,419	$(111,611)	$11,023
Bad debt provision (benefit) for troubled customers, net of recoveries	—	(2,693)	—	2,798
Impairment charges	—	—	106,062	—
Pension withdrawal expense	—	—	—	534
Reorganization and other costs	497	184	482	402
Loss on debt modification	645	—	645	—
Acquisition-related expense (benefit), net	19	549	(522)	1,002
Income (loss) before special items (non-GAAP)	$778	$13,459	$(4,944)	$15,759

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net cash provided by (used in):
Operating activities	$28,755	$12,928	$34,862	$21,105
Investing activities	(3,044)	(6,047)	(7,248)	(11,048)
Financing activities	(20,829)	(19,190)	(20,337)	(23,139)
Effect of exchange rate changes on cash	679	210	295	39
Net change in cash and cash equivalents	$5,561	$(12,099)	$7,572	$(13,043)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities (GAAP)	$28,755	$12,928	$34,862	$21,105
Less:
Purchases of property, plant and equipment	(3,142)	(5,925)	(7,443)	(11,562)
Purchases of intangible assets	(108)	(353)	(195)	(441)
Free cash flow (non-GAAP)	$25,505	$6,650	$27,224	$9,102

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Net income (loss) (GAAP)	$(2,665)	$7,443	$(101,187)	$2,157
Less: Net income (loss) attributable to non-controlling interests, net of taxes	(9)	12	(22)	19
Net income (loss) attributable to Mistras Group, Inc.	$(2,656)	$7,431	$(101,165)	$2,138
Interest expense	2,976	3,579	5,765	7,106
Provision (benefit) for income taxes	(694)	4,397	(16,189)	1,760
Depreciation and amortization	8,530	9,601	17,997	19,269
Share-based compensation expense	1,395	1,511	2,740	2,867
Impairment charges	—	—	106,062	—
Acquisition-related expense (benefit), net	19	549	(523)	1,002
Reorganization and other related costs	497	184	482	402
Pension withdrawal expense	—	—	—	534
Loss on debt modification	645	—	645	—
Bad debt provision (benefit) for troubled customers, net of recoveries	—	(2,693)	—	2,798
Foreign exchange (gain) loss	764	(568)	1,067	(1,198)
Adjusted EBITDA (non-GAAP)	$11,476	$23,991	$16,881	$36,678

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$(2,656)	$7,431	$(101,165)	$2,138
Special items	1,161	(1,960)	106,667	4,736
Tax impact on special items(1)	(191)	323	(14,041)	(1,207)
Special items, net of tax	$970	$(1,637)	$92,626	$3,529
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$(1,686)	$5,794	$(8,539)	$5,667

Diluted EPS (GAAP)(2)	$(0.09)	$0.26	$(3.49)	$0.07
Special items, net of tax	0.03	(0.06)	3.19	0.12
Diluted EPS Excluding Special Items (non-GAAP)	$(0.06)	$0.20	$(0.30)	$0.19
_______________
(1) The Company modified the prior year tax effect on special items to be consistent with the current year methodology, which was to apply the current jurisdictional tax rate to each specific special item. The impact of this change on the three months ended June 30, 2019 was approximately $(0.4) million and $(0.02) per diluted share and on the six months ended June 30, 2019 was approximately $0.5 million and $0.02 per diluted share.
(2) For the three and six months ended June 30, 2020, 118 thousand shares and 223 thousand shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.